Exhibit 10.22

SUMMARY OF LEASE AGREEMENT

English summary of principal terms of Lease Agreement, dated April 24, 2018, by and between Amcor Ltd. (the “Landlord”), as landlord, and MaxQ AI Ltd. (the “Company”), as tenant (the “Lease”) with respect to the Company’s offices in Israel.

The Lease

●	Premises Covered by the Lease: Approximately 460 square meters (or 4,951 square feet) and 8 parking spots, located at 96 Yigal Alon St., Tel Aviv, Israel (the “Premises”).

●	Term of Lease: January 15, 2018 to January 14, 2022. The Company has the right to extend the Lease for an additional period of two years (the “Option Period”), via written notice at least 160 days before the end of the Lease.

●	Fees: Monthly Lease fees in an amount of NIS 49,700 plus VAT. During the Option Period, the monthly Lease fees will be increased by 10%. The monthly Lease fees are linked to the Israeli consumer price index.

●	Expenses: The Company bears all customary expenses associated with the use of the Premises, including, but not limited to, Premises’ management fees.

●	Termination: The Company is not allowed to terminate the Lease before the end of the term, unless in the case of a breach of the Lease Agreement.

●	Security: The Company provided the Landlord with an autonomous bank guarantee of three months Lease fees.